Fair Disclosure Policy

1.
Introduction

First Eagle Private Credit Fund (the “Company”) is obligated under the applicable securities laws and regulations to provide fair disclosure of material information to the public marketplace. The U.S. Securities and Exchange Commission (the “SEC”) has adopted Regulation FD (Fair Disclosure) under the Securities Exchange Act of 1934 (the “1934 Act”) which prohibits selective disclosure of material nonpublic information by senior officials of certain companies, including business development companies registered under the 1934 Act and their investment advisors. The Company has adopted this Fair Disclosure Policy (the “Policy”) to reaffirm its commitment to fair disclosure and to adopt procedures designed to ensure that they do not engage in selective disclosure of material nonpublic information. Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s Compliance Manual.

This Policy should be read in conjunction with the Company’s Codes of Ethics and Business Conduct, Disclosure Controls and Procedures, the Subadviser’s Confidentiality Policy, Code of Ethics, and Insider Trading Policy. Each of these policies restricts, under certain circumstances, the use and disclosure of information regarding the Company and its operations by officers and employees of the Company and the Adviser. Any questions regarding this Policy, or its application to particular circumstances, should be raised with the Company’s Secretary (the “Secretary”). The Secretary, in his or her discretion, may discuss any questions or issues raised under the Policy with outside counsel to the Company.

Selective Disclosure

Under Regulation FD, selective disclosure occurs when senior officials of a Company or an Adviser, as well as those who regularly communicate with securities market professionals or investors disclose “material nonpublic” information regarding the Company or its securities to securities market professionals or holders of the Company’s securities before the information is made available to the public.

Material and Nonpublic Information

The SEC has historically declined to provide a bright-line test as to what constitutes “material” information. Nevertheless, information is generally considered material if a reasonable person would consider the information important in making an investment decision, or if it would in the view of a reasonable investor have significantly altered the total mix of information made available. Material information concerning the Company (including information relating to its affiliates) may include:

Earning information;

Proposed mergers, acquisitions, divestitures, tender offers or joint ventures;

New products

events regarding a Company’s securities, such as calls of its securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of security holders, and public and private sales of additional securities;

changes in management or investment performance;

change in auditors or auditor notification the company may no longer rely on an auditor’s report;

litigation and investigations; and

bankruptcies or receiverships.

Whether a particular event or fact constitutes material nonpublic information will depend on the surrounding circumstances and must be decided on a case-by-case basis.

Information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally.

Persons Who Act on Behalf of the Company

Regulation FD only applies to disclosures by certain senior officials of a business development company, including senior officials of a business development company’s investment advisor, who are deemed to be “acting on behalf of” the business development company, including any trustee, executive officer, investor or public relations officer or other person with similar functions, or any other officer, employee or agent of a business development company, or a business development company’s investment advisor or other service provider, who regularly communicates with securities market professionals or investors.

To limit the number of persons who should be covered by Regulation FD, the Company has designated certain officers of the Company and of the Advisers or their affiliates listed on Schedule A (the “Designated Officers”), and persons designated by and under the supervision of such Designated Officers, who are permitted to communicate with the investment community on behalf of the Company. Accordingly, any other trustee, officer or employee of the Company, or the Company’s administrator who receive an inquiry from a member of the investment community should refer the inquiry to one or more of the Designated Officers, and should make no comment on the subject of the inquiry.

C. Recipients of Information

1. Recipients Covered. Regulation FD is directed only at the disclosure of material nonpublic information to the following securities market professionals, investors and other members of the investment community:

(1)
brokers, dealers and investment analysts;

investment advisors and institutional investment managers;

investment companies, hedge funds and associated persons; and

holders of the Company’s stock under circumstances in which it is reasonably foreseeable that the holder will purchase or sell such stock on the basis of the information.

2. Recipients Not Covered. Regulation FD should not apply to communications by officers and employees of the Company, or the Company’s administrator in the ordinary course of business such as communications with clients, vendors and consultants. The SEC has also indicated that Regulation FD should not interfere with disclosures to the media or communications to government agencies.

Regulation FD contains specific exemptions for communications made to the following:

(2)
to persons owing a duty of trust or confidence to the Company, (i.e. professional advisers such as attorneys, investment bankers or accountants);

to persons who expressly agree to maintain the disclosed material nonpublic information confidential through a confidentiality agreement; or

to credit rating agencies, provided that the information is solely for credit rating purposes and the ratings are publicly available.

The Secretary or his or her designee should be consulted whenever possible if the Company enters into an express agreement with an outside party to keep confidential material nonpublic information; whenever practicable, the confidentiality agreement should be in writing and reviewed by the Secretary or the officer’s designee.

3. Fair Disclosure Procedures.

To help ensure that the Company does not selectively disclose material nonpublic information outside the company, the Company has adopted the following procedures and practices:

I. Considerations Regarding Certain Types of Communications

1. Designated Officers May Communicate Only Publicly Available Information. Any Designated Officer who receives an inquiry from a member of the investment community or is referred any such inquiry by a trustee, officer or employee of the Company who is not a Designated Officer must respond only with publicly available information. Such Designated Officer may not disclose nonpublic information. Any other trustee, officer or employee of the Company who receives an inquiry from a member of the investment community should refer the inquiry to one or more of the Designated Officers, and should make no comment on the subject of the inquiry.

2. Secretary Review of Written Announcements and Earnings Releases. All written announcements, presentations, and other written communications regarding the Company or its securities, including earnings releases, should be reviewed in advance of their use by the Secretary.

In addition, any Designated Officer, or any designee of a Designated Officer, who is scheduled to make an oral presentation or plans to engage in oral discussions should notify the Secretary and review with him or her the proposed subject matter for such presentation or discussion. After such review, if the Secretary determines that any part of a proposed written or oral communication contains information that is both material and nonpublic, the Designated Officer, or such designee, must revise the material in a manner so as not to provide such information to the public, or arrange either to obtain a confidentiality agreement from the proposed recipient of the information or to disclose such information to the public.

3. Private Discussions. Regulation FD does not prohibit one-on-one or private discussions between officials of the Company or the Adviser and securities market professionals. However, in order to ensure that such discussions do not result in the disclosure of material nonpublic information regarding the Company, prior to any scheduled private discussion with an analyst or investor, the Designated Officer proposing to have such discussion should, to the extent practicable, review with the Secretary the information expected to be provided. In addition, if a Designated Officer, or any designee of a Designated Officer, is involved in an unplanned or impromptu discussion initiated by a securities analyst or other member of the investment community, the Designated Officer, or such designee, should promptly inform the Secretary of such discussion.

Following any such private discussion, whether it was planned or unplanned, the Designated Officer, or such designee, should review with the Secretary the content of such discussion if any question exists as to whether material nonpublic information was disclosed. If the Secretary determines that any part of the communication contained material nonpublic information, the Company will take the appropriate actions, as discussed below, to obtain a confidentiality agreement from the recipient of the information or disclose such information to the public.

4. Certain Circumstances. Certain regular communications with securities market professionals and investors may not be amenable to the procedures described above, such as wholesaler meetings with broker-dealers in the ordinary course of promoting the Company. Persons who regularly communicate with securities market professionals and investors in circumstances not amenable to the procedures described above should certify to the Secretary or his or her designee on an annual basis that they have reviewed and understand these procedures. In addition, such persons should receive periodic training to prevent the selective disclosure of material nonpublic information. If any such person believes that he or she may have inadvertently disclosed material nonpublic information, they should promptly inform the Secretary so that any appropriate corrective action may be taken.

5. Guidance on Earnings Forecasts and Dividends. The Company and its employees cannot give earnings guidance in any form (including “soft” or indirect guidance) in nonpublic settings without prior approval of the General Counsel. Two Company representatives, which must include a Designated Officer, to the extent practicable, including at least one member of the Investor Relations Department, must be present during any analyst calls or meetings. Any statements regarding earrings expectations will be limited to press releases and publicly available earnings calls. No employee of the Adviser or its affiliates shall distribute (including via a web link) copies of, or refer to, select analysts’ reports to anyone outside the Company or the Board of

Trustees without the express approval of the General Counsel. If approved, any such distribution must include a statement to this effect: “This report has been prepared and distributed by an unaffiliated third party and is being provided to you simply for your information. The Company makes no statement regarding the report or its contents. You should not regard the statements made in the report as being affiliated with or confirmed or denied by the Company in any way.”

6 Use of Social Networks. Use of social networks, including corporate blogs, employee blogs, chat boards, Facebook, LinkedIn, Twitter, YouTube and any other non-traditional means of communication, as the sole medium to disclose material nonpublic information is considered selective disclosure and would violate this policy.

II. Procedure Upon Disclosure of Material Nonpublic Information

If the Company or the Adviser selectively disclose information that is both material and nonpublic, the Company must either obtain a confidentiality agreement from the recipient of the information or make a public disclosure of that same information. Under Regulation FD, the timing of the required public disclosure will depend on whether the selective disclosure was intentional or non-intentional.

For an intentional selective disclosure (i.e. when the person making the disclosure either knows, or is reckless in not knowing, that the information he or she is communicating is both material and nonpublic), the Company must make public disclosure simultaneously with the selective disclosure. For a non-intentional disclosure, the Company must make public disclosure promptly after the selective disclosure is discovered. The information will be considered promptly disclosed if the Company publicly releases the information as soon as is reasonably practicable, but not later than either (i) 24 hours after discovery of the non-intentional disclosure or (ii) prior to the commencement of the next day’s trading on the New York Stock Exchange.

III. Methods of Disclosure

Once it is determined that the Company must disclose certain material nonpublic information, the Secretary and, if necessary, outside counsel, will determine the appropriate method for public disclosure. Regulation FD provides issuers with several alternatives for making public disclosure, including:

1. distributing a press release through a widely disseminated news or wire service;

2. making an announcement on a conference call to which the public has been provided adequate advance notice and access; and

3. disclosing through any other method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public.

In response to inquiries from analysts, investors or other persons covered by Regulation FD, a Designated Officer, or any designee, will refer such person to the Company’s website. In this manner, the Company anticipates that all material information regarding the Company will be made publicly available and there will be no selective disclosure.

Regulation FD provides that only those issuers whose websites are widely followed by the investment community may post new information on their websites as a sufficient method of public disclosure. In order to ensure that the Company’s website is in fact widely followed, the Company will issue a press release each time information is posted and the Company shall state in its proxy statement and annual and semi-annual reports that all material information will be disclosed to the public via its website.

In any other circumstance, the Secretary and outside counsel will determine the need for and the appropriate method for public disclosure.

Schedule A

Designated Officers

James Fellows

Christopher J. Flynn

Sabrina Rusnak-Carlson

Telmo R. Martins

Michelle Handy

Robert Hickey

Jennifer Wilson